Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com
Hastings Entertainment, Inc. Reports Results for the Third Quarter of Fiscal 2011
AMARILLO, Texas, November 21, 2011—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and nine months ended October 31, 2011. Net loss was approximately $5.5 million, or $0.65 per diluted share, for the three months ended October 31, 2011 compared to a net loss of approximately $3.1 million, or $0.35 per diluted share, for the three months ended October 31, 2010. Net loss was approximately $9.2 million, or $1.07 per diluted share, for the nine months ended October 31, 2011 compared to net loss of $2.1 million, or $0.23 per diluted share, for the nine months ended October 31, 2010.
“Our third quarter results reflect a continuation of comparable weak slates for books, movies and video games,” said John H. Marmaduke, Chief Executive Officer and Chairman. “Furthermore, we continue to be impacted by the shift toward the digital delivery of books, along with the increasing growth of rental kiosks and subscription-based services in movie rentals. Additionally, the current economic environment continues to impact consumer discretionary spending, thereby reducing average purchases, as customers are choosing lower priced products. We continue to focus on controlling our costs. During the third quarter of fiscal 2011, we closed two under performing stores which gives us a total of four superstore closures for the current fiscal year.”
“As previously announced, we opened our newest concept store, TRADESMART, on August 1, 2011. This store is located in Littleton, Colorado, and is a concept born from the culture of recycling. TRADESMART, with over 40,000 square feet, features over 400,000 predominantly used and new books, CDs, DVDs, Blu-rays, video games, and video game systems, along with consumer electronics, trends, skateboards and paintball merchandise, and much, much more, available to purchase. TRADESMART also allows customers to sell back for cash or store credit, entertainment products they have already enjoyed. By opening TRADESMART in a metropolitan market, we anticipate product buybacks originating at TRADESMART will help support used inventory levels in our Hastings superstores. For the third quarter, buybacks from our customers averaged approximately twice our original projection. We are extremely pleased with the overwhelming response from our customers. We transferred approximately 30% of this used product to a number of Hastings superstores, which has increased sales in those stores. The sheer volume of buybacks put pressure on our buyback process, which resulted in a significant increase in store labor. The increase in store labor, coupled with grand opening and start up costs, resulted in a third quarter loss for this store.”
“Our first concept store, Sun Adventure Sports, which opened in July 2010 in Amarillo, Texas, was profitable for the first nine months of fiscal 2011. We opened a second Sun Adventure Sports store on October 21, 2011, in the Lubbock, Texas market. Sun Adventure Sports offers a variety of sports and outdoors products such as bikes and accessories, skateboards, athletic apparel and shoes.”
“We previously disclosed that we were working on an initiative that would allow us to begin selling electronic books via our website www.goHastings.com. We have completed this initiative, and as of November 10, 2011, www.goHastings.com now sells electronic books and will feature the Nextbook Premium 7, a total entertainment Wi-Fi Android OS system that is Flash 10.1 ready, 7” color capacitive touch screen tablet, 1gHz processor, G-sensor, SD memory card slot, and integrated speakers. The Nextbook Premium 7 enables our customers to read electronic books, surf the web, view email, listen to MP3s and watch movies, all on one simple device. The tablet, available in our superstores and at TRADESMART as of November 20th, was launched at the introductory price of $149.99. Our free Readmor App allows customers to access hundreds of thousands of best-selling books. Customers can download the Readmor App for their favorite Android mobile device. Additionally, we will be the first chain to allow customers to trade in their physical books at our stores for credit they can use to purchase the tablet in stores, or to purchase digital content at www.goHastings.com. We continue to enhance Hastings’ new, used and digital product mix; Buy it, Trade it, Sell it, Download it as we continue to deliver the total entertainment experience.”

“We will continue to monitor individual store performance, in conjunction with lease expiration dates, during the fourth quarter. As of this date, we have decided to close two additional stores in the fourth quarter. These stores, which have previously been impaired, will have future lease payments remaining that will require the recording of additional abandoned lease charges. These charges will be recorded in our financial statements in the month they actually close, and depending on our ability to find subtenants or negotiate buyouts with the landlords, they could have a material impact on our earnings for the fourth quarter and full fiscal year. The closing of under performing stores will have a favorable impact on future store operating profit.”
Financial Results for the Third Quarter of Fiscal Year 2011
Revenues. Total revenues for the third quarter decreased approximately $3.7 million, or 3.3%, to $108.6 million compared to $112.3 million for the third quarter of fiscal 2010. As of October 31, 2011, we operated three fewer Hastings superstores, as compared to October 31, 2010. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended October 31,
	2011		2010		Decrease
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$92,638	85.3%	$94,462	84.1%	$(1,824)	-1.9%
Rental Revenue	15,841	14.6%	17,673	15.8%	(1,832)	-10.4%
Gift Card Breakage Revenue	145	0.1%	149	0.1%	(4)	-2.7%

Total Revenues	$108,624	100.0%	$112,284	100.0%	$(3,660)	-3.3%

Comparable-store revenues (“Comp”)

Total	-4.4%
Merchandise	-2.9%
Rental	-11.8%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended October 31,
	2011	2010
Trends	11.1%	19.0%
Hardback Café	6.7%	7.2%
Electronics	3.6%	-0.4%
Music	-2.6%	-6.2%
Movies	-3.4%	5.6%
Books	-4.5%	-6.2%
Consumables	-6.6%	3.4%
Video Games	-9.4%	6.7%
Trends Comps increased 11.1% for the quarter, primarily due to increased sales of apparel, action figures, novelty items, new comics and collectible card games such as Magic: The Gathering. Key drivers in the apparel category included hats, jewelry and bags. Key drivers in the novelty category included assorted tween merchandise, movie memorabilia merchandise and barware. Hardback Café Comps increased 6.7% during the quarter resulting from increased sales of blended, iced and hot specialty café drinks, partially offset by increased promotional pricing during the quarter. Electronics Comps increased 3.6% for the quarter primarily due to increased sales of headphones, computer accessories and MP3 player accessories, partially offset by lower sales of refurbished iPods. Sales of refurbished iPods were impacted by lower inventory due to reduced availability in the supply chain. Music Comps decreased 2.6% for the quarter primarily resulting from lower sales of used and new CDs. Movie Comps decreased 3.4% for the quarter primarily due to lower sales of new and used DVDs and DVD boxed sets, partially offset by increased sales of Blu-ray movies. Books Comps decreased 4.5% for the quarter resulting from increased promotional pricing during the quarter along with decreased sales of new mass market books and hardbacks and magazines, partially offset by increased sales of used hardbacks, trade paperbacks and mass market books. Sales of new books were negatively impacted by a weaker slate of new releases for the current quarter and by the increasing popularity of electronic book readers. Consumables Comps decreased 6.6% for the quarter primarily due to lower sales of assorted candies, popcorn and bottled drinks. Video Game Comps decreased 9.4% for the quarter primarily as a result of lower sales of video game consoles, new video games for the Nintendo Wii and Microsoft XBOX 360, and older generation video games. These decreases were partially offset by increased sales of used video game accessories and new Sony Playstation 3 video games. Sales of new video games were negatively impacted by a significantly weaker slate of new releases during the current quarter.
Rental Comps decreased 11.8% for the third quarter, primarily resulting from fewer rentals of DVDs, along with increased promotional pricing during the quarter, partially offset by increased rentals of Blu-ray movies. Rental Video Comps decreased 12.7% during the quarter, and units rented decreased 9.4%. Rental Video Comps were negatively impacted by a lower quality of new releases during the current period and by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps decreased 5.1% for the quarter, and units rented decreased 8.4%.
Gross Profit — Merchandise. For the third quarter, total merchandise gross profit dollars decreased approximately $1.9 million, or 6.5%, to $27.5 million from $29.4 million for the same period in the prior year, primarily due to lower merchandise margin rates along with lower revenues. As a percentage of total merchandise revenue, merchandise gross profit decreased to 29.6% for the quarter compared to 31.1% for the same period in the prior year, resulting primarily from increased promotional pricing during the quarter and a shift in mix of revenues by category as compared to the prior year, along with increased freight costs, partially offset by lower shrinkage expense, lower costs to return products and lower markdown expense. The decrease in shrinkage expense is a direct result of our comprehensive store audit program that assesses store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For the third quarter, total rental gross profit dollars decreased approximately $1.7 million, or 15.2%, to $9.5 million from $11.2 million for the same period in the prior year, primarily due to lower revenues along with lower rental margin rates. As a percentage of total rental revenue, rental gross profit decreased to 60.2% for the quarter compared to 63.5% for the same period in the prior year, also primarily due to lower revenues, partially offset by lower shrinkage expense.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 42.5% for the third quarter compared to 40.7% for the same period in the prior year due to deleveraging resulting from lower revenues. SG&A increased approximately $0.5 million during the quarter, or 1.1%, to $46.2 million compared to $45.7 million for the same quarter last year. The main drivers increasing SG&A included an increase in store labor costs of approximately $0.3 million, an increase of approximately $0.1 million in store maintenance costs and an increase of approximately $0.1 million in store supplies. These increases were primarily offset by a decrease in store utility costs of approximately $0.2 million and a decrease in occupancy costs of approximately $0.2 million.
Interest Expense. For the third quarter, interest expense remained consistent at $0.4 million. Higher average debt levels during the quarter were offset by a lower average rate of interest incurred during the quarter. The average rate of interest charged for the third quarter decreased to 2.7% compared to 3.0% for the same period in the prior year.
Financial Results for the Nine Months Ended October 31, 2011
Revenues. Total revenues for the nine months ended October 31, 2011 decreased approximately $17.2 million, or 4.8%, to $343.3 million compared to $360.5 million for the nine months ended October 31, 2010. The following is a summary of our revenues results (dollars in thousands):

	Nine Months Ended October 31,
	2011		2010		Increase (Decrease)
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$289,929	84.5%	$301,175	83.5%	$(11,246)	-3.7%
Rental Revenue	52,792	15.4%	58,801	16.3%	(6,009)	-10.2%
Gift Card Breakage Revenue	575	0.1%	537	0.2%	38	7.1%

Total Revenues	$343,296	100.0%	$360,513	100.0%	$(17,217)	-4.8%

Comparable-store revenues (“Comp”)

Total	-5.3%
Merchandise	-4.2%
Rental	-10.8%
Below is a summary of the Comp results for our major merchandise categories:

	Nine Months Ended October 31,
	2011	2010
Trends	10.9%	12.9%
Hardback Café	5.1%	10.9%
Electronics	1.8%	1.7%
Music	-2.3%	-6.2%
Video Games	-3.6%	18.4%
Movies	-7.1%	8.8%
Books	-7.8%	-3.0%
Consumables	-7.3%	5.7%
Trends Comps increased 10.9% for the period primarily due to increased sales of apparel, new comics, novelty items, action figures and collectible card games such as Magic: The Gathering. Key drivers in the apparel category included hats, jewelry and bags. Key drivers in the novelty category included assorted tween merchandise, movie memorabilia merchandise, barware and lighting. Hardback Café Comps increased 5.1% for the period primarily resulting from increased sales of specialty café drinks, primarily blended and iced drinks. Electronics Comps increased 1.8% during the period due to increased sales of headphones, computer accessories and refurbished iPods, partially offset by lower sales of Blu-ray players. Music Comps decreased 2.3% during the period resulting from lower sales of used CDs, partially offset by a slight increase in vinyl album sales. Video Game Comps decreased 3.6% for the period, primarily due to lower sales of new video games for the Nintendo Wii, new and used video game consoles and older generation video games. These decreases were partially offset by an increase in sales for used video gaming accessories and new and used video games for the Microsoft XBOX 360. Movie Comps decreased 7.1% during the period, primarily resulting from decreased sales of DVD boxed sets, along with new and used DVDs, partially offset by strong sales of Blu-ray movies. Consumable Comps decreased 7.3% during the period due to lower sales of bottled drinks, promotional and assorted candies and fountain drinks. Book Comps decreased 7.8% during the period primarily resulting from lower sales of new mass market books, hardbacks and trade paperbacks, along with magazines. Sales of new books were negatively impacted by the increasing popularity of electronic book readers. These decreases were partially offset by a slight increase in sales of used hardbacks and value books.
Rental Comps decreased 10.8% during the period primarily due to fewer rentals of DVDs partially offset by an increase in rentals of Blu-ray movies and a slight increase in video game rentals. Rental Video Comps decreased 12.2% for the period and units rented decreased 11.9%. Rental Video Comps were negatively impacted by a lower quality of new releases during the current period and by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps increased 1.2%, while units rented decreased 2.6%.
Gross Profit — Merchandise. For the current nine months, total merchandise gross profit dollars decreased approximately $6.1 million, or 6.4%, to $88.7 million from $94.8 million for the same period in the prior year, primarily due to lower revenues, along with lower merchandise margin rates. As a percentage of total merchandise revenue, merchandise gross profit decreased to 30.6% for the current nine months, compared to 31.5% for the same period in the prior year, primarily due to increased promotional pricing, increased freight costs and increased costs to return products, partially offset by lower shrinkage expense and lower markdown expense. The decrease in shrinkage expense is a direct result of our comprehensive store audit program that assesses store level execution and controls designed to reduce shrink, with a strong focus on our high-shrinkage stores.
Gross Profit — Rental. For the current nine months, total rental gross profit dollars decreased approximately $4.7 million, or 12.7%, to $32.3 million from $37.0 million for the same period in the prior year primarily due to lower revenues, along with lower rental margin rates. As a percentage of total rental revenue, rental gross profit decreased to 61.2% for the current nine month period compared to 63.0% for the same period in the prior year, also primarily as a result of lower rental revenues.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 39.2% for the current nine months compared to 37.7% for the same period in the prior year primarily due to deleveraging resulting from lower revenues. SG&A decreased approximately $1.2 million, or 0.9%, to $134.6 million compared to $135.8 million for the same period last year. The main drivers of the decrease in SG&A included a decrease in bonuses under our bonus incentive programs of approximately $0.7 million, a decrease in associate health insurance costs of approximately $0.5 million, and a decrease in advertising expenses of approximately $0.6 million. These decreases were partially offset by an increase in store maintenance costs of approximately $0.5 million.
Interest Expense. For the current nine months, interest expense increased approximately $0.2 million, or 28.6%, to $0.9 million, compared to $0.7 million for the same period in the prior year primarily as a result of higher interest rates. The average rate of interest charged for the current nine months increased to 2.6% compared to 2.4% for the same period in the prior year.
Stock Repurchases
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of April 30, 2011, the Board of Directors had approved increases in the program totaling $32.5 million. During the third quarter of fiscal 2011, we purchased a total of 235,209 shares of common stock at a cost of $640,194, or $2.72 per share. As of October 31, 2011, a total of 5,111,649 shares had been repurchased under the program at a cost of approximately $30.8 million, for an average cost of approximately $6.04 per share. As of October 31, 2011 a total of $6.7 million remained available under the stock repurchase program.
Store Activity
Since August 15, 2011, which was the last date we reported store activity, we have the following activity to report.
•	Store closed in Plainview, Texas on August 20, 2011.
•	Store closed in Sweetwater, Texas on August 20, 2011.
In addition to our Hastings superstores, we opened a Sun Adventure Sports in Lubbock, Texas, on October 21, 2011. This is our second Sun Adventure Sports store, and the first Sun Adventure Sports in the Lubbock market.
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 143 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas and TRADESMART, in Littleton, Colorado.
We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	October 31,	October 31,	January 31,
	2011	2010	2011
	(unaudited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$5,092	$6,706	$6,149
Merchandise inventories, net	181,996	167,627	146,636
Deferred income taxes	6,655	5,535	6,022
Prepaid expenses and other current assets	15,017	13,114	11,742

Total current assets	208,760	192,982	170,549

Rental assets, net	14,143	15,172	13,129
Property and equipment, net	41,443	43,899	41,588
Deferred income taxes	1,186	3,371	1,668
Intangible assets, net	391	391	391
Other assets	2,241	2,030	2,358

Total assets	$268,164	$257,845	$229,683

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$85,364	$79,325	$60,555
Accrued expenses and other current liabilities	26,332	26,860	26,124

Total current liabilities	111,696	106,185	86,679

Long-term debt, excluding current maturities	54,942	44,107	31,766
Other liabilities	6,788	6,227	6,512

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	37,028	36,800	36,673
Retained earnings	79,424	84,741	88,589
Accumulated other comprehensive income	97	88	107
Treasury stock, at cost	(21,930)	(20,422)	(20,762)

Total shareholders’ equity	94,738	101,326	104,726

Total liabilities and shareholders’ equity	$268,164	$257,845	$229,683

Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31,		October 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$92,638	$94,462	$289,929	$301,175
Rental revenue	15,841	17,673	52,792	58,801
Gift card breakage revenue	145	149	575	537

Total revenues	108,624	112,284	343,296	360,513

Merchandise cost of revenue	65,177	65,038	201,186	206,333
Rental cost of revenue	6,299	6,456	20,470	21,768

Total cost of revenues	71,476	71,494	221,656	228,101

Gross profit	37,148	40,790	121,640	132,412

Selling, general and administrative expenses	46,180	45,675	134,607	135,753
Pre-opening expenses	30	—	242	—

Operating loss	(9,062)	(4,885)	(13,209)	(3,341)

Other income (expense):
Interest expense, net	(405)	(374)	(894)	(695)
Other, net	93	46	230	91

Loss before income taxes	(9,374)	(5,213)	(13,873)	(3,945)

Income tax benefit	(3,851)	(2,134)	(4,708)	(1,802)

Net loss	$(5,523)	$(3,079)	$(9,165)	$(2,143)

Basic loss per share	$(0.65)	$(0.35)	$(1.07)	$(0.23)

Diluted loss per share	$(0.65)	$(0.35)	$(1.07)	$(0.23)

Weighted-average common shares outstanding:
Basic	8,508	8,849	8,605	9,120
Dilutive effect of stock awards	—	—	—	—

Diluted	8,508	8,849	8,605	9,120

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Nine Months Ended October 31,
	2011	2010
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(9,165)	$(2,143)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Rental asset depreciation expense	8,422	8,224
Purchases of rental assets	(18,277)	(20,139)
Property and equipment depreciation expense	12,803	12,989
Deferred income taxes	(158)	208
Loss on rental assets lost, stolen and defective	1,069	1,403
Loss on disposal of other assets	218	64
Non-cash stock-based compensation	759	481

Changes in operating assets and liabilities:
Merchandise inventories, net	(27,586)	(11,009)
Prepaid expenses and other current assets	(3,275)	(2,994)
Trade accounts payable	21,789	21,254
Accrued expenses and other current liabilities	223	(1,220)
Excess tax benefit from stock-based compensation	(15)	(48)
Other assets and liabilities, net	458	(84)

Net cash provided by (used in) operating activities	(12,735)	6,986

Cash flows from investing activities:
Purchases of property and equipment	(12,878)	(9,259)

Net cash used in investing activities	(12,878)	(9,259)

Cash flows from financing activities:
Net borrowings under revolving credit facility	23,176	5,933
Purchase of treasury stock	(1,624)	(5,471)
Change in cash overdraft	3,020	3
Deferred financing costs paid	(68)	(599)
Proceeds from exercise of stock options	37	202
Excess tax benefit from stock-based compensation	15	48

Net cash provided by financing activities	24,556	116

Net decrease in cash	(1,057)	(2,157)

Cash at beginning of period	6,149	8,863

Cash at end of period	$5,092	$6,706

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	October 31,	October 31,
	2011	2010
Merchandise inventories, net	$181,996	$167,627
Inventory turns, trailing 12 months (B)	1.89	1.95

Long-term debt	$54,942	$44,107
Long-term debt to total capitalization (C)	36.7%	30.3%

Book value (D)	$94,738	$101,326

Book value per share (E)	$11.01	$11.11

	Three Months Ended October 31,		Nine Months Ended October 31,
	2011	2010	2011	2010
Comparable-store revenues (F):
Total	-4.4%	1.3%	-5.3%	3.6%
Merchandise	-2.9%	1.2%	-4.2%	3.9%
Rental	-11.8%	2.2%	-10.8%	2.1%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the nine months ended October 31, 2011 and 2010, respectively.

(F)
Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the internet and gift card breakage revenues are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.